UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number 1-10628

     CIPSCO Incorporated
---------------------------------------------------------------------------
          (Exact name of registrant as specified in its charter)


     607 East Adams Street, Springfield, Illinois  62739    (217)  523-3600
---------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     CIPSCO Incorporated Common Stock, without par value
---------------------------------------------------------------------------
         (Title of each class of securities covered by this Form)


     None
---------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X next to the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   X          Rule 12h-3(b)(1)(i)  ___
          Rule 12g-4(a)(1)(ii) ___         Rule 12h-3(b)(1)(ii) ___
          Rule 12g-4(a)(2)(i)  ___         Rule 12h-3(b)(2)(i)  ___
          Rule 12g-4(a)(2)(ii) ___         Rule 12h-3(b)(2)(ii) ___
                                           Rule 15d-6           ___

     Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     February 17, 1998             By: /s/ Robert C. Porter
                                            Robert C. Porter
                                            Treasurer and Assistant Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.